As filed with the Securities and Exchange Commission on December 20, 2004

File No. 333-

=====================================================================

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EGPI FIRECREEK, INC.

 (fka) ENERGY PRODUCERS, INC._

_________________________________________________

(Exact name of registrant as specified in its charter)

NEVADA                                                                                          88-0345961

(State or other jurisdiction of                                                              (I.R.S. Employer

incorporation or organization)                                                              Identification No.)

2005 STOCK INCENTIVE PLAN

_____________________________________________________________________________

(Full title of the plan)

Incorp Services, Inc., 3155 E. Patrick Lane, Suite 1,Las Vegas, NV 89120

(Name and Address of Agent for Service)

(702) 866-2500

(Telephone number including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Proposed

Proposed

Amount of

Maximum

Maximum

Title of Securities

Shares to be

Offering

Aggregate

Amount

to be Registered

Registered

Price Per

Offering

of Reg.

   Share

   Price

  Fee(1)

_________________________________________________________________________________

$0.001par value

7,000,000

$0.0540(1)

$378,000.00

$44.49

  Common Stock

      Totals

7,000,000

$0.0540

$378,000.00

$44.49

_________________________________________________________________________________

Total No. of pages: 31.

(1)   Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 as amended.  The calculation of the registration fee is based upon a per share price of $0.054 which was the average of the high ($0.058) and low ($0.050) sales prices of the Registrant’s common stock on December 16, 2004 as reported on the Over-the-Counter Electronic Bulletin Board.

PROSPECTUS

EGPI FIRECREEK, INC.

6564 Smoke Tree Lane

Scottsdale, AZ 85257

(480) 948-6581

7,000,000 SHARES OF COMMON STOCK)

This Prospectus relates to the offer and sale by EGPI FIRECREEK, INC., fka ENERGY PRODUCERS, INC., ("EFCR"), a Nevada corporation ("the Company") of shares of its $0.001 par value common stock (the "Common Stock) pursuant to its 2005 STOCK INCENTIVE PLAN whereby certain individuals receive stock options to stimulate their involvement and continued involvement in the Company.  The Company is registering hereunder and then issuing upon receipt of adequate consideration therefor to the Employee, Officer, Director or Consultant 7,000,000 shares of the Common Stock in consideration for services rendered and/or to be rendered and payments made under the 2005 STOCK INCENTIVE PLAN .

The Common Stock is not subject to any restriction on transferability.  Recipients of shares other than persons who are affiliates of the Company within the meaning of the Securities Act of 1933 (the Act) may sell all or part of the shares in any way permitted by law including sales in the over-the-counter market at prices prevailing at the time of such sale.  None of the shares registered hereunder are being sold to anyone who is an affiliate of the Company. An affiliate is, summarily, any director, executive officer or controlling shareholder of the Company. The affiliates of the Company may become subject to Section 16(b) of the Securities Exchange Act of 1934 as amended (the Exchange Act) which would limit their discretion in transferring the shares acquired in the Company. If any Consultant who is not now an affiliate becomes an affiliate of the Company in the future; he would then be subject to Section I(b) of the Exchange Act (See General Information --- Restrictions on Resale).

The Common Stock is presently listed and trading under the symbol EFCR on the OTCBB.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is December 17, 2004

This Prospectus is not part of any Registration Statement which was filed and been effective under the Securities Act of 1933 as amended (the Securities Act) and does not contain all of the information set forth in the Registration Statement, certain portions of which have seen offered pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (The Commission) under the Securities Act. The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either the Registration Statement or other filings of the Company with the Commission are qualified in their entirety by the reference thereto.

A copy of any document or part thereof incorporated by reference in this Prospectus but not delivered herewith will be furnished without charge upon written or oral request.  Requests should be addressed to: EGPI FIRECREEK, INC.  fka ENERGY PRODUCERS, INC., 6564 Smoke Tree Lane, Scottsdale, AZ 85253, Telephone (480) 948-6581.

The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports as well as the proxy statements, information statements and other information filed by the Company under the Exchange Act may be reviewed and copied at the public reference facilities maintained by the Commission at 450 Fifth Street NW, Washington D.C. 20549.  Copies my be obtained at the prescribed rates. In addition the Common Stock is presently quoted on the automated quotation system maintained by the National Association of Securities Dealers, Inc. (NASD) in the near future.  Thus copies of these reports, proxy statements, information statements and other information may also be examined at the offices of the NASD at 1735 K Street NW, Washington DC 20549.

No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, and if given or made, such other information or representation must not be relied upon as having been authorized by the Company.  This Prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any one to whom it is unlawful to make an offer or solicitation

Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has not been a change in the affairs of the Company since the date hereof.

TABLE OF CONTENTS

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

7

ITEM 1. PLAN GENERAL INFORMATION

7

The Company

7

Purpose

7

Common Stock

7

The Consultants

7

No Restrictions on Transfer

7

Tax Treatment to the Consultants

7

Tax Treatment to the Company

8

Restrictions on Resales

8

DOCUMENTS INCORPORATED BY REFERENCE & ADDITIONAL INFORMATION

8

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

Legal Opinion and Experts

9

Indemnification of Officers and Directors

9

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

9

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

9

ITEM 4.  DESCRIPTION OF SECURITIES

10

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

10

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

10

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

10

ITEM 8.  EXHIBITS

10

ITEM 9.  UNDERTAKINGS

11

EXHIBIT INDEX

15

PART 1

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.     Plan Information

GENERAL INFORMATION

The Company

The Company has its principal offices at 6564 Smoke Tree Lane, Scottsdale, AZ 85257, telephone (480) 948-6581.

Purposes

The Common Stock will be issued by the Company pursuant to its 2005 STOCK INCENTIVE PLAN  which has been approved by the Board of Directors of the Company (the "Board of Directors").  The 2005 STOCK INCENTIVE PLAN is hoped to provide a method whereby the Company’s current employees and officers and non employee directors and consultants may be stimulated and allow the Company to secure and retain highly qualified employees, officers, directors and non employee directors and consultants, thereby advancing the interests of the Company, and all of its shareholders.  A copy of the 2005 STOCK INCENTIVE PLAN has been filed as an exhibit to this Registration Statement.

Common Stock

The Board has authorized the issuance of up to 7,000,000 shares of the Common stock pursuant to the Company’s 2005 STOCK INCENTIVE PLAN upon effectiveness of this registration Statement.

The Company 2005 STOCK INCENTIVE PLAN

The Company has established the 2005 STOCK INCENTIVE PLAN which awards stock options and stock awards in an effort to further compensate its existing employees and officers and non employee directors and consultants, secure their continued employment, and attract highly qualified employee’s and consultants as they are needed.

No Restrictions on Transfer

Upon the exercise of an option, that individual will become the record and beneficial owners of the shares of Common Stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock.

Tax Treatment to the Individual who exercises the option

The individuals receiving  shares of common stock pursuant to the exercises of an option or options at an exercise price below the fair market value of the shares on the date of exercise, the difference between the exercise price and the fair market value of the stock on the date of exercise may be deemed ordinary income for federal income tax purposes.  The recipient is urged to consult his tax advisor on this matter.  Further, if any recipient is an "affiliate", Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

Tax Treatment to the Company

The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion may be an expense deductible by the Company for federal income tax purposes of the taxable year of the Company during which the recipient recognizes income.

Restrictions of Resales

In the event that an affiliate of the Company acquires shares of Common Stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act.  Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of Common Stock in the six months preceding or following the receipt of shares hereunder, any so called "profit", as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the Company.  Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the exchange Act.  The Company has agreed that for the purpose of any "profit" computation under 16(b) the price paid for the common stock issued to affiliates is equal to the value of services rendered.  Shares of common Stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

DOCUMENTS INCORPORATED BY REFERENCE AND ADDITIONAL INFORMATION

The Company hereby incorporates by reference (i) its annual report of Form 10-KSB for the year ended December 31, 2003, dated April 27, 2004, filed pursuant to Section 13 of the Exchange Act, (ii) any and all Forms 10-Q (10-QSB) filed under the Securities or Exchange Act subsequent to any filed form 10-K (or 10-KSB), as well as all other reports filed under Section 13 of the Exchange Act, and (iii) its annual report, if any, to shareholders delivered pursuant to Rule 14a-3 of the Exchange Act.  In addition, all further documents filed by the Company pursuant to Section 13, 14, or 15(d) of the Exchange Act prior to the termination of this offering are deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing.  All documents which when together, constitute this Prospectus, will be sent or given to participants by the Registrant as specified by Rule 428(b)(1) of the Securities Act.

Item 2.

Registrant Information and Employee Plan Annual Information

A copy of any document or part hereof incorporated by reference in this Registration Statement but not delivered with this Prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request.  Requests should be addressed to: EGPI FIRECREEK, INC., fka ENERGY PRODUCERS, INC., 6564 Smoke Tree Lane, Scottsdale, AZ 85257, telephone (480) 948-6581.

Legal Opinions and Experts

Warren J. Soloski has rendered an opinion on the validity of the securities being registered.  Mr. Soloski is not an "affiliate" of the Company and may not have an interest in this Registration Statement.

The financial statements of EGPI FIRECREEK, INC.   fka ENERGY PRODUCERS, INC., incorporated by reference in the Company's Annual Report (Form 10-KSB) for the period ended December 31, 2003, dated April 27, 2004 have been audited by Brian Donahue & Associates, LLC., Certified Public Accountants, independent auditors, as set forth in their report incorporated herein by reference and are incorporated herein in reliance upon such report given upon the authority of the firm as experts in auditing and accounting.

Indemnification of Officers and Directors

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the company, the company has been informed that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Certain Documents by Reference

Registrant hereby states that (i) all documents set forth in (a) through (c), below, are incorporated by reference in this registration statement, and (ii) all documents subsequently filed by registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

(a)

Registrant's latest Annual Report to Shareholders on Form 10KSB for the fiscal years ended December 31, 2003, filed on April 14, 2003, which contain audited financial statements for the most recent fiscal year for which statements have been filed;

(b)

All other reports filed pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a), above; and

(c)

The latest prospectus filed pursuant to Rule 424(b) under the Securities Act.

Item 4.

Description of Securities

No description of the class of securities (i.e., the $.001 par value Common Stock ) is required under this item because the common Stock is registered under Section 12 of the Exchange Act.

Item 5.

Interests of Named Experts and Counsel

Mr. Soloski, whose firm is rendering the legal opinion for this registration, may benefit from this Registration Statement.

Item 6.

       Indemnification of Directors and Officers

  The statues, charter provisions, bylaws, contracts or other arrangements under which the controlling persons, directors or officers of the registrant are insured or indemnified in any manner against any liability which they may incur in such capacity are as follows:

  The registrants Articles of Incorporation limit liability to its Officers and Directors for breach of fiduciary duty except acts of omission which include misconduct or fraud, for the debts, liabilities, or other obligations of the corporation.

Item 7.

Exemption from Registration Claimed

Not Applicable.

Item 8.

Exhibits

(a)

The following exhibits are filed as part of this S-8 registration statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:

Exhibit No.

Title

 4.

Not Applicable

 5.

Opinion of Warren J. Soloski regarding the legality of the securities registered.

10

2005 STOCK INCENTIVE PLAN.

15.

Not Required

23.1

Consent of Warren J. Soloski, special counsel to registrant, to the use of his opinion with respect to the legality of the securities being registered hereby and to the references to him in the Prospectus filed as a part hereof.

23.2

Consent of Donahue Associates, LLC., C.P.A., Certified Public Accountants.

Item 9.

Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  If a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)

include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement; and

(iii)

include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed by the registrant small business issuer under the Exchange Act.

(2)

That, for the purpose of determining any liability under the Securities Act, each post-effective amendment to the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Scottsdale, AZ on the 20th day of December 2004.

ENERGY PRODUCERS, INC..

(Registrant)

By:    /s/ Dennis R. Alexander

   Dennis R. Alexander, CFO

     and Director

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Dennis R. Alexander and Gregg Fryett, or any of them as attorney’s-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all post-effective amendments to this Registration Statement.

Pursuant to the requirements of the 1933 Act, this registration statement or amendment has been signed by the following persons in the capacities and on the dates indicated:

Signatures

Title

Date

/s/ Dennis R. Alexander

CFO and Director

December 20, 2004

    Dennis R. Alexander

/s/ Gregg Fryett

CEO and Director

December 20, 2004

     Gregg Fryett

/s/ Melvena Alexander

Secretary

December 20, 2004

     Melvena Alexander

/s/ Charles Alliban

Treasurer and Director

December 20, 2004

     Charles Alliban

 /s/ Peter Fryett

Director, Asst. Secretary

December 20, 2004

     Peter Fryett

Vice President

/s/ John R. Taylor

President and Director

December 20, 2004

     John R. Taylor

/s/ William R. Merritt

Director, Executive V.P.

December 20, 2004

     William R. Merritt

General Counsel

/s/ George B. Faulder

Director and Vice President

December 20, 2004

     George B. Faulder

/s/ Dr. Mousa Hawamdah

Director and Vice President

December 20, 2004

     Dr. Mousa Hawamdah

Libyan Operations

/s/ James Barker

Vice President, International

December 20, 2004

     James Barker

Acct. Firecreek Petroleum

FORM S-8 REGISTRATION STATEMENT

EXHIBIT INDEX

The following Exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:

Exhibit Number

In Registration

Statement

Descriptions

Numbered Page

______________________________________________________________________________

5.

Opinion of Counsel

16

10

2005 STOCK INCENTIVE PLAN

18

23.1

Consent of Warren J. Soloski

30

23.2

Consent of Donahue Associates, LLC.,

Certified Public Accountants

31

15